  Exhibit 10.12

Execution Copy

EMPLOYMENT AGREEMENT

This Employment Agreement (as the same may be amended from time to time, this “Agreement”), is entered into as of December      , 2014, to be effective as of                                  (the “Effective Date”), between Home Point Capital Inc., a Delaware corporation (the “Company”) and Home Point Capital LP (“Parent”), and William Newman, an individual (the “Executive”).

RECITALS

WHEREAS, the Company desires to employ the Executive, and the Executive has agreed to be employed by the Company, on the terms and subject to the conditions set forth in this Agreement; and

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.           Employment. The Company hereby agrees to employ the Executive to serve in the capacities described in this Agreement, and the Executive agrees to accept such employment and perform such services, upon the terms and subject to the conditions set forth herein.

2.           Term. Unless the Executive’s employment shall sooner terminate pursuant to Section 8 hereof, the Company shall employ the Executive for a term commencing on the Effective Date and ending on the three (3) year anniversary of the Effective Date (the “Initial Period”). Effective upon the expiration of the Initial Period and of each Additional Period (as defined below), the Executive’s employment hereunder shall be deemed to be automatically extended, upon the same terms and conditions, for an additional period of one (1) year (each, an “Additional Period”), in each such case, commencing upon the expiration of the Initial Period or the then current Additional Period, as the case may be, unless, at least sixty (60) days prior to the expiration of the Initial Period or such Additional Period, either party shall give written notice to the other (a “Non-Extension Notice”) of its intention not to extend the Term (as defined below). The period during which the Executive is employed pursuant to this Agreement shall be referred to as the “Term”.

3.           Duties and Responsibilities.

(a)          Title. The Executive shall hold the title Chief Executive Officer and President of the Company and shall be responsible for the overall leadership of the Company and have such other authority and responsibility as is customary for such position consistent with the Bylaws and other constituent documents of the Company (as the same may be amended from time to time, the “Constituent Documents”) or as otherwise determined by the board of directors of the Company (the “Board”) or Parent.

(b)          Standard of Care. The Executive shall at all times perform his duties and responsibilities honestly, diligently, in good faith and to the best of his ability and shall observe and comply with all of the policies and procedures established by the Company, the Board and Parent from time to time (including any employee handbook, compliance manual or code of ethics of the Company or any of its subsidiaries) that are applicable to the Company’s senior executives, and with all applicable laws, rules and regulations imposed by any governmental or regulatory authorities.

(c)          Devotion of Time. The Executive will exercise his best efforts in furtherance of, and devote all of his business time (except for vacation as permitted hereunder and reasonable absence for illness) to, the operation of the business and affairs of Parent, the Company and their respective subsidiaries and affiliates; provided, however, that the foregoing shall not prevent the Executive from (i) participating in charitable, civic, educational, professional, community or industry affairs or, with approval of the Board, serving on the boards of directors or advisory boards of other companies (it being understood that Executive may serve on the board of directors of McKinley Associates Inc.) and (ii) managing his and his family’s personal investments, so long as such activities do not, individually or in the aggregate, (x) violate any covenants applicable to the Executive hereunder or under any other document, agreement or instrument to which the Executive is a party or (y) interfere with the performance of the Executive’s duties and responsibilities as an employee of the Company and its subsidiaries in accordance with the terms hereof.

(d)          Situs of Work. The Executive shall be principally based at the Company’s executive headquarters in Ann Arbor, Michigan (except as described in Section 9(f)(iii) below), subject to such reasonable travel as may be necessary to fulfill his obligations under this Agreement.

4.           Compensation. As compensation for his services hereunder and in consideration of the covenants set forth in this Agreement:

(a)          Base Salary. The Company shall pay to the Executive an annual base salary (the “Base Salary”) equal to four hundred thousand dollars ($400,000) per annum. The Executive’s Base Salary shall be subject to annual review by the Board (or a committee of the Board) and may be increased, but not decreased (except as described in Section 9(f)(ii) below), without the consent of the Executive, from time to time by the Board (or a committee of the Board) in its sole discretion. The Base Salary shall be payable in accordance with the Company’s customary payroll practices and procedures and shall be prorated for any partial period during the Term.

(b)          Annual Performance Bonus. In addition to Base Salary, the Executive shall be eligible to receive from the Company annual bonus compensation for the fiscal year ended December 31, 2015, and for each fiscal year thereafter during the Term, in an amount to be determined for each such fiscal year by the Board (or a committee of the Board) in its sole discretion based upon the Board’s (or a committee of the Board’s) assessment of the Executive during the relevant fiscal year (the bonus for each respective year, the “Annual Bonus”). The Executive’s target Annual Bonus shall be one hundred percent (100%) of his Base Salary (prorated for any partial period during the Term). Except as provided in Section 10 below, the Executive shall not be entitled to receive an Annual Bonus unless he is employed by the Company through the date such Annual Bonus is paid. Any Annual Bonus shall be paid to the Executive in cash on or before March 15 of the year following the fiscal year to which such Annual Bonus relates.

(c)          Equity Incentive. As of the Effective Date, Parent shall grant Executive 750,000 Options of Parent pursuant to an Option Agreement in the form attached hereto as Exhibit B.

5.           Investment. Prior to the Effective Date, the Executive has become party to the Amended and Restated Agreement of Limited Partnership of Parent (as the same may be amended from time to time, the “Parent LPA”) and related subscription agreement (the “Subscription Agreement”) and has committed to purchase $4.0 million of common units of Parent in accordance with the terms of the Parent LPA and the Subscription Agreement.

6.           Executive Benefits. The Executive shall be entitled to participate in all employee benefit plans and programs (including, without limitation, retirement, medical, disability and life insurance plans and programs) that are established and made generally available by the Company or one of its subsidiaries from time to time to its senior executives, subject, however, to the applicable eligibility requirements and other provisions of such plans and programs (including, without limitation, requirements as to position, tenure, location, salary, age and health).

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7.           Vacation. The Executive shall be entitled to four weeks of vacation per year in accordance with the Company’s policies for senior executives of the Company, as modified from time to time, provided that such vacation shall not adversely interfere with the Executive’s operation of the business and affairs of the Company and its subsidiaries.

8.           Reimbursement of Expenses. The Company shall pay or reimburse the Executive for all reasonable, documented and necessary travel, business entertainment and other out-of-pocket expenses actually incurred by him in connection with the performance of his duties hereunder in accordance with the Company’s travel policies and expense reimbursement guidelines or such other policies, procedures and limits of the Company as in effect from time to time (as determined by the Board) including, without limitation, the submission of reasonable written verification or receipts documenting such expenses.

9.           Termination. The Executive’s employment hereunder may be terminated as follows:

(a)          For Cause. The Company shall have the right, in addition to any other rights and remedies that the Company may have (at law, in equity or otherwise), to immediately terminate the Term and the Executive’s employment with the Company or any of its subsidiaries hereunder by delivery of written notice to the Executive approved by the Board after the occurrence of any event constituting “Cause.” For purposes of this Agreement, “Cause” shall mean: (i) Executive refuses to comply with instructions of Parent or its general partner, the Board or the designee of any of the foregoing that are consistent with Executive’s duties to Parent, the Company and their subsidiaries and with relevant requirements of applicable law, as set forth in a written notice to Executive, such compliance to be within fifteen (15) days following such notice or such other time as may be reasonably specified by the Board for such compliance, provided, however, in the event that instructions from Parent or its general partner (or their designee) conflict with instructions from the Board (or its designee), Executive’s compliance with instructions from Parent or its general partner (or their designee) shall take precedence and Executive’s compliance with such instructions shall not constitute “Cause”; (ii) Executive engages in intentionally dishonest or willful misconduct; (iii) Executive perpetrates a fraud, theft or embezzlement or misappropriation against or affecting Parent, the Company or any of their respective subsidiaries or affiliates or any customer, client, agent, creditor, equityholder or employee of Parent, the Company or any their respective subsidiaries or affiliates; (iv) Executive breaches any material obligation owed by Executive to Parent, the Company or any of their respective subsidiaries or affiliates pursuant to this Agreement, the Constituent Documents, the Parent LPA, the Subscription Agreement or otherwise, which breach, to the extent curable, is not cured within fifteen (15) days following receipt of written notice from Parent, the Company or any of their respective subsidiaries; (v) Executive is indicted on charges of, commits or is convicted of, or enters a plea of guilty or nolo contendere to, a felony or a crime involving fraud, dishonesty or moral turpitude; (vi) Executive violates any law or regulation applicable to Parent, the Company or any of their respective subsidiaries or affiliates or breaches any of his duties to Parent, the Company or any of their respective subsidiaries or affiliates that in each case, for purposes of this clause (vi), materially and adversely affects, or would reasonably be expected to materially and adversely affect, (economically, reputationally or otherwise) Parent, the Company or any of their respective subsidiaries or affiliates, unless such action or conduct is curable and is cured within fifteen (15) days following receipt of written notice from Parent, the Company or any of their respective subsidiaries or affiliates; (vii) Executive loses or fails to maintain any personal license or approval or becomes suspended or barred by any state or federal government agency or regulatory body from serving as Chief Executive Officer and President of the Company or any of its subsidiaries or otherwise performing the services contemplated under this Agreement; or (viii) Executive habitually abuses drugs or alcohol and such abuse adversely affects the performance of Executive’s duties hereunder.

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(b)          Death. The Term shall automatically terminate without notice to either party in the event of the Executive’s death.

(c)          Disability. The Company shall have the right to terminate the Term and the Executive’s employment with the Company or any of its subsidiaries hereunder in the event that the Executive shall be unable to perform his material duties, by virtue of illness or physical or mental disability (from any cause or causes whatsoever) (“Disability”), for more than 180 consecutive calendar days during any period of three hundred and sixty-five consecutive calendar days.

(d)          Without Cause. The Company shall have the right to terminate the Term and the Executive’s employment with the Company or any of its subsidiaries at any time without Cause on ten (10) days prior written notice to the Executive, provided that such termination is approved by a majority of the Board.

(e)          Mutual Agreement. The parties may terminate the Executive’s employment with the Company or any of its subsidiaries hereunder upon their mutual written consent.

(f)           Good Reason. The Executive may terminate the Term and his employment with the Company and any of its subsidiaries hereunder for good reason (“Good Reason”) following the occurrence of one or more of the events constituting “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean the occurrence of one or more of the following events that remains uncured fifteen (15) days following receipt by the Company of written demand from the Executive to cure such event: (i) the Company’s or any subsidiary’s failure to promptly pay any salary or any other material compensatory amounts due to the Executive when such payments or amounts are due or Parent’s failure to grant the options set forth in Section 4(c); (ii) a reduction in the Executive’s base salary (other than as may be consented to by Executive or due to Parent’s, the Company’s or any subsidiary’s financial performance or cash needs, and provided such reduction is applied in like proportion to all similarly situated employees); or (iii) a relocation of the Executive’s primary place of work to a site more than 25 miles from the Executive’s primary place of work as of the date hereof. Notwithstanding anything to the contrary contained in this Agreement, in order for the Executive to terminate his employment hereunder for Good Reason, the Executive must provide written notice thereof to the Company within the sixty (60) day period commencing on the date upon which Executive first becomes aware of the events that constituted such Good Reason.

(g)          Without Good Reason. The Executive shall have the right to terminate the Term and the Executive’s employment with the Company and any of its subsidiaries at any time without Good Reason on ninety (90) days prior written notice to the Company. The Company, in its sole discretion, may reduce or eliminate such notice period, provided that such termination shall continue to be deemed to be by Executive without Good Reason.

(h)          Effect of Termination. Effective as of any date of termination of the Executive’s employment with the Company or any of its subsidiaries, without any further action required by any party, the Executive shall be removed from, and shall no longer hold, all positions then held by him with Parent, the general partner of Parent, the Company or any of their subsidiaries. The Executive agrees that he shall execute any documentation, resignations or similar documents reasonably necessary to give effect to the provisions of this Section 9(h). Upon termination of Executive’s employment for any reason, the Options granted to the Executive pursuant to Section 4(c) shall be governed in all respects by the 2015 Option Plan of Parent (as the same may be amended from time to time, the “Option Plan”) and the applicable grant agreement and the investment made by the Executive pursuant to Section 5 shall be governed by the Parent LPA and any related documentation.

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(i)          Cessation of Professional Activity. Upon delivery of a written notice of termination by any party, the Company may relieve the Executive of his duties and responsibilities and require the Executive to immediately cease all professional activity on behalf of Parent, the general partner of Parent, the Company or its subsidiaries. In addition, in the event that the Board determines that there is a reasonable basis for it to investigate whether circumstances exist that would, if true, permit the Board to terminate the Executive’s employment for Cause, the Board may relieve the Executive of his duties and responsibilities during the pendency of such investigation. During any period that the Executive is relieved of duties and responsibilities pursuant to this Section 9(i), the Executive shall continue to be entitled to all salary, benefits, reimbursements, vesting of Options and any other consideration provided for under this Agreement.

10.         Payments Upon Termination.

(a)          Payments Upon Termination (other than with Good Reason, without Cause or upon the Company’s delivery of a Non-Extension Notice). If the Executive’s employment with the Company or its subsidiaries shall be terminated during the Term as a result of any of the events set forth in Sections 9(a), (b), (c), (e) or (g) hereof or as a result of the Executive having terminated his employment with the Company for any reason, including the Executive’s delivery of a Non-Extension Notice (other than pursuant to Section 9(f) hereof), then the Company shall:

(i)          pay to the Executive (or his heirs and/or personal representatives) his Base Salary at the time of termination earned through the date of termination (to the extent not already paid); and

(ii)         reimburse the Executive for any expenses for which the Executive is entitled to reimbursement under Section 8 hereof;

provided that upon the satisfaction of its obligations in this Section 10(a), the Company shall have no further obligation to the Executive under this Agreement, except that the Options granted to the Executive pursuant to Section 4(c) shall be governed in all respects by the Option Plan and applicable grant agreement and the investment made by Executive pursuant to Section 5 shall be governed by the Parent LPA and any related documentation.

(b)          Payments Upon Termination (with Good Reason, without Cause or upon the Company’s delivery of a Non-Extension Notice). If this Agreement and the Executive’s employment with the Company or its subsidiaries shall be terminated during the Term upon the Company’s delivery of a Non-Extension Notice or pursuant to Section 9(d) hereof (for a reason other than those covered by Sections 9(a), (b), (c), (e) or (g) hereof) or if the Executive shall terminate his employment pursuant to Section 9(f) hereof, then the Company shall:

(i)          pay or reimburse the Executive for the amounts set forth in clauses (i) and (ii) of Section 10(a) hereof;

(ii)         continue to pay the Base Salary for a period of twelve (12) months following the date of termination, with such payments made in equal installments in accordance with the Company’s standard payroll practices beginning as soon as practicable after the Executive executes and delivers the release required pursuant to Section 10(c) and such release becomes nonrevocable; and

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(iii)        pay to the Executive additional compensation for the year in which such termination occurs in an amount equal to 100% of the Annual Bonus earned by the Executive in the year prior to such termination, with such amount to be paid on or before March 15 of the year following the fiscal year in which such termination occurs;

provided that, upon the satisfaction of its obligations in this Section 10(b), the Company shall have no further obligation to the Executive under this Agreement, except that the Options granted to the Executive pursuant to Section 4(c) shall be governed in all respects by the Option Plan and applicable grant agreement and the investment made by Executive pursuant to Section 5 shall be governed by the Parent LPA and any related documentation; and provided, further, that the Company’s obligation to make payments pursuant to Section 10(b)(ii) and (iii) shall terminate immediately in the event that the Executive breaches or has breached any obligation under Sections 11, 12, 13, 14 and 15 hereof.

(c)          Release. The Executive agrees, as a condition to receipt of any termination payments and benefits provided for in Section 10(b)(ii), that the Executive will execute a general release agreement, in form and substance reasonably satisfactory to the Company, releasing any and all claims the Executive may have arising out of the Executive’s employment (other than enforcement of this Section 10) and deliver such executed release to the Company not later than fifty-two (52) days after the date of termination. The Company shall provide the form of release to the Executive within five (5) business days after termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason. The Executive shall not be entitled to receive any amount under Section 10(b)(ii) or (iii) unless the release has become fully enforceable and nonrevocable prior to the sixtieth (60th) day after the date of termination.

11.         Confidential Information.

(a)          The Executive agrees to at all times during the Term and thereafter: (i) hold in the strictest confidence and neither use in any manner detrimental to Parent, the Company or any of their subsidiaries or affiliates, nor disclose, publish or divulge, directly or indirectly, to any individual or entity, any Confidential Information; and (ii) inform all other persons or entities to whom the Executive discloses Confidential Information of the proprietary interest and nature of such Confidential Information and of the recipient’s obligations to keep such information confidential. The Executive agrees that the foregoing restrictions shall apply whether or not such information is marked “Confidential”.

(b)          For purposes of this Agreement, the term “Confidential Information” shall include, with respect to each of Parent, the Company and each of their respective subsidiaries and affiliates, all data, information, reports, interpretations, forecasts and records, financial or otherwise, including all property owned by Parent, the Company and each of their respective subsidiaries and affiliates or in which any of them have any rights and information related to the business or financial affairs of Parent, the Company and each of their respective subsidiaries and affiliates, including but not limited to customer lists and accounts, prospective customer lists, customer data, brokers, systems, policies, manuals, advertising, marketing plans, marketing strategies, research, trade secrets, business plans, financial data, strategies, methods of conducting business, cost and pricing information, formulas, processes, procedures, standards, manuals, techniques, designs, technology, confidential reports, computer software, financial and performance results and other data, telephone and other contact lists, contract forms, catalogs, books, records, files and all other information, knowledge, or data of any kind or nature relating to the products, services, customers, brokers, financing sources, employees, investors or business of Parent, the Company and each of their respective subsidiaries and affiliates. The term “Confidential Information” does not include information that: (i) is or becomes generally available to the public other than as a result of a disclosure by any person having an obligation of confidentiality to Parent, the Company and each of their respective subsidiaries and affiliates; (ii) was or becomes available to the Executive on a non-confidential basis from a source other than Parent, the Company and each of their respective subsidiaries and affiliates and other than in connection with the Executive’s employment by the Company; provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Parent, the Company or any of their respective subsidiaries and affiliates with respect to such information; (iii) is required to be disclosed by order of a court of competent jurisdiction, administrative agency or governmental body, or by any law, rule or regulation, or by subpoena, summons or any other administrative or legal process, or by applicable regulatory standards, after notice of such requirement has been given to the Company, and the Company has had a reasonable opportunity to oppose such disclosure; or (iv) is disclosed with the written approval of the Board.

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(c)          If the Executive becomes legally required (whether by deposition, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes) to disclose any Confidential Information, he will provide the Company with prompt notice thereof so that the Company may seek a protective order or other appropriate remedy and the Executive will, at the Company’s expense, cooperate with and assist the Company in securing such protective order or other remedy. In the event that such protective order is not obtained, or the Company waives compliance with the provisions of this Section 11 to permit a particular disclosure, the Executive shall furnish only that portion of the Confidential Information which he is advised by counsel in writing is legally required to be disclosed and shall exercise his reasonable best efforts to obtain reliable assurances that confidential treatment will be afforded the Confidential Information. The Executive further agrees that all memoranda, disks, files, notes, records or other documents that contain Confidential Information, whether in electronic form or hard copy, and whether created by the Executive or others, that come into his possession, shall be and shall remain the exclusive property of the Company to be used by the Executive only in the performance of his obligations hereunder.

12.         Return of Documents and Property. Upon termination of the Executive’s employment with the Company or any of its subsidiaries (for any reason) or at any other time upon the request of the Company, the Executive (or his heirs or personal representatives): (a) shall deliver, or cause to be delivered, to the Company, and shall not retain, all memoranda, disks, files, notes, records, documents or other materials obtained in connection with the Executive’s employment with the Company or any of its subsidiaries or which otherwise relate to the business of the Company, its subsidiaries and affiliates (whether or not containing Confidential Information) and shall not retain any copies thereof in any format or storage medium (including computer disk or memory); (b) purge from any computer system in his possession, other than those owned by and returned to the Company or any of its subsidiaries, all computer files that contain or are based upon any Confidential Information and confirm such purging in writing to the Company; and (c) return any other property that rightfully belongs to the Company or any of its subsidiaries, including, without limitation, computers and cellular phones, in accordance with the Company’s policy in effect from time to time.

13.         Non-Compete. The Executive agrees during the period commencing on the date hereof and ending (a) two (2) years following the conclusion of the Term for any reason other than due to the Company’s delivery of a Non-Extension Notice pursuant to Section 2 or (b) one (1) year following the conclusion of the Term due to the Company’s delivery of a Non-Extension Notice pursuant to Section 2 (the “Restricted Period”), not to, directly or indirectly (including through any affiliate), as an individual proprietor, partner, shareholder, member, equity holder, officer, director, manager, employee, consultant, independent contractor, joint venturer, investor or lender or otherwise, compete with the business of Parent, the Company or their respective subsidiaries and affiliates as conducted on the date of the Executive’s termination of employment (the “Business”), or (other than as a director, employee, agent, consultant, shareholder, member or manager of the Business, Parent, the Company or any of their respective subsidiaries or affiliates) as an individual proprietor, partner, shareholder, member, equity holder, officer, director, manager, employee, consultant, independent contractor, joint venturer, investor or lender or otherwise, participate in any business or enterprise engaged anywhere in the United States in the provision of any services that are the same as, substantially similar to or competitive with the services that Parent, the Company, or any of their respective subsidiaries or affiliates were designing, developing, selling or providing, or actively planning to sell or provide, during the twelve (12) months preceding the end of the Term (each, a “Competing Business”). The foregoing restrictions shall not be construed to prohibit the ownership by the Executive of not more than one percent (1%) of any class of equity securities of any corporation having a class of equity securities registered pursuant to the Securities Exchange Act of 1934 that are publicly owned and regularly traded on any national securities exchange or over-the-counter market if such ownership represents a personal investment and the Executive does not either directly or indirectly in any way manage or exercise control of any such corporation, guarantee any of its financial obligations or otherwise take part in its business other than exercising the Executive’s rights as a shareholder, or seek to do any of the foregoing. Notwithstanding the foregoing, if during the Restricted Period Parent, the Company and their respective subsidiaries and affiliates cease to engage in a separately identifiable line of business, then the Restricted Period with respect to such line of business shall immediately terminate.

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14.         Non-Solicitation of Customers, Vendors, Etc. During the Restricted Period, the Executive agrees not to, except as otherwise necessary or advisable in the performance of his duties as an officer, director, manager, employee or consultant of Parent, the Company or any of their respective subsidiaries or affiliates, directly or indirectly, on his behalf or on behalf of any other person or entity:

(a)          solicit or accept business from any customer, broker, client, supplier, licensee, distributor, funding source or business relationship of the Business, Parent, the Company or any of their respective subsidiaries or affiliates, or any person or entity that was a customer, broker, client, supplier, licensee, distributor, funding source or business relationship or any affiliate thereof at any time during the twelve (12) months preceding the end of the Term, relating to the provision of services constituting a Competing Business;

(b)          induce or solicit any customer, broker, client, supplier, licensee, distributor, funding source or business relationship of the Business, or any person or entity that was a customer, broker, client, supplier, licensee, distributor, funding source or business relationship of the Business at any time during the twelve (12) months preceding such solicitation, to cease doing business with the Business, Parent, the Company, any of their respective subsidiaries or affiliates, or in any way negatively interfere with the relationship between any such customer, broker, client, supplier, licensee, distributor, funding source or business relationship of the Business, Parent, the Company or any of their respective subsidiaries or affiliates;

(c)          other than as reasonably necessary in connection with the good faith prosecution of litigation involving the Business, Parent, the Company or any of their respective subsidiaries or affiliates and equityholders and in which Employee is either plaintiff or defendant, take any action that is intended, or could reasonably be expected, to harm, disparage, defame, slander, or lead to unwanted or unfavorable publicity to the Business, Parent, the Company or any of their respective subsidiaries, affiliates and equityholders or otherwise take any action that is intended to detrimentally affect the reputation, image, relationships or public view of the Business, Parent, the Company or any of their respective subsidiaries, affiliates or equityholders;

(d)          disclose the identity of any customer, broker, supplier, subcontractor, licensee, distributor, funding source or business relation of the Business, Parent, the Company or any of their respective subsidiaries or affiliates to any person or entity if such relationship is confidential; or

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(e)          attempt to do any of the foregoing, or knowingly assist, entice, induce or encourage any other person or entity to do or attempt to do any activity which, were it done by the Executive, would violate any provision of this Section 14.

15.         Non-Solicitation or Hire of Employees. During the period commencing on the date hereof and ending two (2) years following the conclusion of the Term, the Executive agrees that he shall not, directly or indirectly, solicit or in any manner encourage to leave the employ of the Company or any of its or Parent’s respective subsidiaries or affiliates for an engagement in any capacity by another person or entity, or, directly or indirectly, hire any employee of the Company or any of its or Parent’s respective subsidiaries or affiliates, or any person who was an employee of the Company or any of its or Parent’s respective subsidiaries or affiliates at any time during the twelve (12) months preceding such solicitation or hiring.

16.         Enforceability of Restrictive Covenants.

(a)          The Executive hereby acknowledges and agrees that (i) the restrictions on his activities contained in Sections 11, 12, 13, 14 and 15 hereof are necessary for the reasonable protection of Parent, the Company and their goodwill and are a material inducement to the Company entering into this Agreement and (ii) a breach or threatened breach of any such provisions will cause irreparable harm to the Parent and the Company for which there is no adequate remedy at law.

(b)          The Executive agrees that in the event of any breach or threatened breach of any provision contained in Sections 11, 12, 13, 14 and 15 hereof, the Company shall be entitled, in addition to any other rights or remedies available to the Company at law, in equity or otherwise, to a temporary, preliminary or permanent injunction or injunctions and temporary restraining order or orders to prevent breaches of such provisions and to specifically enforce the terms and provisions thereof without having to prove special damages or the inadequacy of the available remedies at law, in equity or otherwise, and without the requirement to post a bond.

(c)          The parties acknowledge that the time, scope and other provisions contained in Sections 11, 12, 13, 14 and 15 hereof are reasonable and necessary to protect the goodwill and business of Parent, the Company and their respective subsidiaries and affiliates.

(d)          If any covenant contained in Sections 11, 12, 13, 14 and 15 hereof is held to be unenforceable by reason of the time or scope, such covenant shall be interpreted to extend to the maximum time or scope for which it may be enforced as determined by a court making such determination, and such covenant shall only apply in its reduced form to the operation of such covenant in the particular jurisdiction in which such adjudication is made.

(e)          The existence of any claim or cause of action by the Executive against Parent, the Company or any of their respective subsidiaries or affiliates predicated on this Agreement or otherwise shall not constitute a defense to the enforcement by the Company of any provision of Sections 11, 12, 13, 14 and 15 hereof.

(f)           In the event of any breach by the Executive of any of the restrictive covenants contained in Sections 11, 12, 13, 14 and 15 hereof, the running of the period of the applicable restriction shall be automatically tolled and suspended for the duration of such breach, and shall automatically recommence when such breach is remedied in order that Parent, the Company or any of their respective subsidiaries or affiliates shall receive the full benefit of the Executive’s compliance with each of the covenants contained in Sections 11, 12, 13, 14 and 15 hereof. Notwithstanding anything to the contrary contained herein, the time limits contained in Sections 11, 12, 13, 14 and 15 hereof shall not apply, and the provisions of Sections 11, 12, 13, 14 and 15 hereof shall continue to apply to the Executive without limitation in duration, with respect to any transaction or business opportunity actively being contemplated or pursued by or otherwise engaged in or for the account of Parent, the Company or any of their respective subsidiaries or affiliates as of the last day of the Restricted Period.

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(g)          The provisions of Sections 11, 12, 13, 14 and 15 hereof are in addition to and supplement any other agreements, covenants or obligations to which the Executive is or may be bound from time to time, including agreements, covenants and obligations set forth in the Parent LPA, the Option Plan and any grant agreement and shall apply to the Family or Estate-Planning Transferees (as defined in the Parent LPA) of the Executive, provided that the parties acknowledge and agree that the provisions of Sections 13, 14 and 15 hereof shall supersede any provision of Section 13.1 of the Parent LPA that conflicts therewith.

17.         Assignment of Work Product. The Executive acknowledges that he is executing and delivering to the Company an Assignment of Work Product in the form attached as Exhibit A to this Agreement in connection with the execution and delivery of this Agreement.

18.         Representations and Warranties; Indemnity. The Executive represents and warrants to the Company that the execution and delivery of this Agreement by him and the performance by him of his obligations hereunder, shall not constitute (with or without notice or lapse of time or both) a breach or violation of a provision of any understanding, contract or commitment, written or oral, express or implied, to which the Executive is a party or to which the Executive is or may be bound, including, without limitation, any understanding, contract or commitment with any former employer, in each case, that imposes restrictions that would, or would reasonably be expected to, interfere with the Executive’s ability to perform his obligations under this Agreement. The Company acknowledges receipt of a copy of the Confidential Settlement Agreement and Release, dated as of June 27, 2014, by and among William Newman, Taylor Capital Group, Inc. and Cole Taylor Bank, and the Company acknowledges its understanding of the restrictions set forth in Section 4 thereof.

19.         Taxes. Payment of all compensation and benefits to the Executive by the Company shall be subject to all legally required and customary withholdings. The Company makes no representations regarding the tax implications of the compensation and benefits to be paid to the Executive under this Agreement, including, without limitation, under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) and applicable administrative guidance and regulations. It is intended that this Agreement will comply with Section 409A and all regulations and guidance issued thereunder to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent. Notwithstanding anything in this Agreement to the contrary, in the event that the Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to the Executive prior to the date that is six (6) months after the date of the Executive’s “separation from service” (as defined in Section 409A and any Treasury Regulations promulgated thereunder) or, if earlier, the Executive’s date of death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date. For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the definition of “separation from service” under Section 409A. For purposes of Section 409A, the Executive’s right to receive any installment payment pursuant to this Agreement will be treated as a right to receive a series of separate and distinct payments.

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20.         Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, personal representatives, successors and assigns, and the Executive consents to the assignment by the Company of its rights and obligations under this Agreement to Parent or any subsidiary of Parent or the Company or to any purchaser or assignee of all or substantially all of the stock or assets of Parent, the Company or its business. The Executive may not assign any of his rights or delegate any of his duties hereunder without the prior written consent of the Board (which may be granted or withheld in the Board’s sole discretion).

21.         Entire Agreement. This Agreement and the agreements referred to herein, constitute the entire agreement and understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof and thereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

22.         Amendment. This Agreement may not be amended, supplemented or modified in whole or in part except by an instrument in writing signed by the party against whom enforcement of any such amendment, supplement or modification is sought.

23.         Survival. Subject to the last sentence of Section 2, the provisions of Sections 9(h) and 10 through 34 hereof shall survive the termination or expiration of this Agreement and the Term.

24.         Notices. Any notice, request or other document required or permitted to be given under this Agreement shall be in writing and shall be deemed given (a) upon actual receipt by the party to which such notice shall be directed if delivered by hand or sent by facsimile or electronic mail; (b) three (3) days after the date of deposit in the mail, postage prepaid, if mailed by U.S. certified or registered mail; or (c) on the next business day, if sent by prepaid overnight courier service, in each case, addressed as follows:

(a)          If to the Executive, to:

William Newman

3000 Glazier Way, Apt. 110

Ann Arbor, MI 48105

(b)          If to the Company or Parent to:

Home Point Capital LP

1194 Oak Valley Drive, Suite 80

Ann Arbor, Michigan 48108

E-mail:

with copies (which shall not constitute notice) to:

Stone Point Capital LLC

20 Horseneck Lane

Greenwich, Connecticut 06830

Attn: Stephen Levey

E-mail: slevey@stonepoint.com

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and

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, New York 10022

Attn: Howard Spilko

E-mail: hspilko@kramerlevin.com

Any party may change the address to which notice shall be sent by giving notice of such change of address to the other party in the manner provided above.

25.         Waivers. The failure or delay of any party to enforce any provision of this Agreement shall in no way affect the right of such party to enforce the same or any other provision of this Agreement. The waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver by such party of any succeeding breach of such provision or a waiver by such party of a breach of any other provision. The granting of any consent or approval by any party in any one instance shall not be construed to waive or limit the need for such consent or approval in any other or subsequent instance.

26.         Governing Law; Waiver of Jury Trial. This Agreement shall be construed in accordance with the laws of the State of Michigan applicable to contracts executed and to be wholly performed within such State. Each party hereby irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the courts of the State of Michigan sitting in the City of Ann Arbor, County of Washtenaw, and of the United States District Court for the Eastern District of Michigan for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby and each party agrees not to commence any action, suit or proceeding relating thereto except in such courts. Each party further agrees that any service of process, summons, notice or document by U.S. registered mail to its address set forth herein shall be effective service of process for any action, suit or proceeding brought against it in any such court. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such courts, and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON STATUTE, CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREUNDER.

27.         Severability. Without limiting the generality of Section 16(d), if any term or provision of this Agreement shall be determined by a court of competent jurisdiction to be illegal, invalid or unenforceable for any reason, the remaining provisions of this Agreement shall remain enforceable and the invalid, illegal or unenforceable provisions shall be modified so as to be valid and enforceable and shall be enforced.

28.         Section Headings. Section headings are included in this Agreement for convenience of reference only, and shall in no way affect the meaning or interpretation of this Agreement.

29.         Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

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30.         Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, if the final day of any time period falls on a Saturday, Sunday or holiday on which federal banks in the United States are or may elect to be closed, then the final day shall be deemed to be the next day that is not Saturday, Sunday or such holiday.

31.         Enforcement of Rights; Decisions by the Board. Any and all decisions to be made by the Company in connection with enforcing the terms and provisions of this Agreement (or exercising any right or remedy hereunder) shall be made by a vote of the majority of the Board (excluding, for any such purpose, the vote of the Executive, if he is then serving on the Board).

32.         Cooperation with Regard to Litigation. The Executive agrees to cooperate with Parent and the Company, during the Term and thereafter, by being available to testify on behalf of Parent, the Company or any of their respective subsidiaries and affiliates in any action, suit or proceeding, whether civil, criminal, administrative or investigative. In addition, except to the extent that the Executive has or intends to assert in good faith an interest or position adverse to or inconsistent with the interest or position of Parent, the Company or any of their respective subsidiaries or affiliates, the Executive agrees to cooperate with Parent, the Company and their respective subsidiaries and affiliates, during the Term and thereafter to assist Parent, the Company and their respective subsidiaries and affiliates in any such action, suit or proceeding by providing information and meeting and consulting with the general partner of Parent, the Board or their respective representatives or counsel, or representatives or counsel to Parent, the Company or their respective subsidiaries and affiliates, in each case, as reasonably requested by Parent or the Company. The Company agrees to pay (or reimburse, if already paid by the Executive) all reasonable expenses actually incurred in connection with the Executive’s cooperation and assistance including, without limitation, reasonable fees and disbursements of counsel, if any, chosen by the Executive if the Executive reasonably determines in good faith, on the advice of counsel, that Parent’s, the Company’s or their subsidiaries’ or affiliates’ counsel may not ethically represent the Executive in connection with such action, suit or proceeding due to actual or potential conflicts of interests.

33.         Joint Drafting. In recognition of the fact that the parties hereto had an equal opportunity to negotiate the language of, and draft, this Agreement, the parties acknowledge and agree that there is no single drafter of this Agreement and therefore, the general rule that ambiguities are to be construed against the drafter is, and shall be, inapplicable. If any language in this Agreement is found or claimed to be ambiguous, each party shall have the same opportunity to present evidence as to the actual intent of the parties with respect to any such ambiguous language without any inference or presumption being drawn against any party.

34.         Cumulative Remedies. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available, whether by contract, at law, in equity or otherwise.

[Remainder of this page intentionally left blank; signature page follows.]

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IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first written above.

HOME POINT CAPITAL INC.

By:	/s/ Stephen Levey
Name: Stephen Levey
Title: Director

HOME POINT CAPITAL LP

By: Home Point Capital GP LLC, its general partner

By:	/s/ Stephen Levey
Name: Stephen Levey
Title: Manager

EXECUTIVE

/s/ William Newman
William Newman

[William Newman Employment Agreement – Signature Page]

EXHIBIT A

ASSIGNMENT OF WORK PRODUCT

Reference is made to that certain Employment Agreement, dated as of November     , 2014, by and between Home Point Capital Inc., a Delaware corporation (the “Company”), and William Newman (the “Assignor”) (as the same may be amended, restated and/or otherwise modified from time to time, the “Agreement”). Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Agreement.

To induce the parties thereto to execute and deliver the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Assignor hereby acknowledges and agrees that (i) any business-related discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) relating to the Company’s or its subsidiaries’ business that are conceived, developed, contributed to, made, or reduced to practice by the Assignor (either solely or jointly with others) while employed by the Company or any subsidiary (collectively, “Work Product”), belong to the Company or such subsidiary and (ii) the Assignor hereby irrevocably assigns, and agrees to assign, all Work Product to the Company or such subsidiary. Any business-related copyrightable work prepared by the Assignor while employed by the Company or any subsidiary shall be deemed a “work made for hire” under the copyright Laws, and the Company or such subsidiary shall own all rights therein and, if the same is not a “work made for hire,” the Assignor hereby irrevocably assigns to the Company or such subsidiary all of the Assignor’s rights, title and interest to the same.

In furtherance of the agreements contained herein, the Assignor represents and warrants as follows: (a) the Assignor has all legal capacity to execute, deliver and perform its obligations under this Assignment of Work Product and (b) this Assignment of Work Product constitutes the legally valid and binding obligation of the Assignor, enforceable against the Assignor in accordance with its terms by the Company. This Assignment of Work Product shall not be interpreted to limit or affect any other remedies available to the Company or any subsidiary, at law or in equity, in connection with any action or inaction by any person or the enforcement of the Company’s rights, and the collection of all amounts due, under the Agreement or otherwise.

This Assignment of Work Product shall be construed in accordance with the internal laws of the State of Michigan applicable to agreements made and fully performed within the State of Michigan and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws. Any action or other legal proceeding brought under this Assignment of Work Product will be subject to the exclusive jurisdiction of any court of competent jurisdiction in the State of Michigan or the United States District Court for the Eastern District of Michigan.

IN WITNESS WHEREOF, the Assignor has duly executed and delivered this Assignment of Work Product as of this _____ day of November 2014.

William Newman, Individually as Assignor

[William Newman Employment Agreement – Exhibit A; Assignment of Work Product]

EXHIBIT B

FORM OF STOCK OPTION AGREEMENT